Free Writing Prospectus filed pursuant to Rule 433

Registration Statement on Form S-3 333-180413

Filed March 28, 2012

It’s easy to automatically build your HEI investment without paying any brokerage commissions

1.              Use your dividends to buy more shares through our reinvestment program.  To have your dividends reinvested, complete the authorization form below by printing your account number and registration.  Return to HEI by mail or fax.

2.              Purchase additional shares with a minimum investment of $25.00.  Make your check payable to HEI/DRIP and mail it together with the top portion of your account statement.

3.              Make monthly automatic investments through our Automatic Cash Investment feature.  We deduct a minimum investment of $25 directly from your bank account on or around the 25th of each month.  Please email, call, or write to request an application form.

Anyone, including your friends and family, may also purchase HEI common stock directly from the company with an initial minimum investment of $250.  The prospectus and Non-holder Application form can be found on our website at www.hei.com, click on “Purchase stock” on the right side of the screen.

Contact information:

Telephone:	(866)672-5841 or Oahu call 532-5841 (press 1 *)	Email:	invest@hei.com
	7:30 a.m. to 3:30 p.m. Hawaii Standard Time	FAX:	(808) 532-5868

Address:	HEI Shareholder Services
P.O. Box 730 Honolulu HI 96808-0730

Note: HEI may, at its discretion, determine to satisfy the share purchase requirements of the DRIP through open market purchases of its common stock rather than new issuances.  The price of HEI shares purchased on the open market will include a brokerage commission of $0.03 per share.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 1—(866) 672-5841 (on Oahu call 532-5841).

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Dividend Reinvestment & Stock Purchase Plan Authorization Form

☒ FULL DIVIDEND REINVESTMENT: Reinvest all cash dividends on Common, DRIP, DRS & Preferred shares. I may also make optional cash investments. Account #:

I/we hereby authorize Hawaiian Electric Industries, Inc. (“HEI”) to act as my/our agent to purchase Common Stock of HEI pursuant to the Plan and as indicated on the left. I/we acknowledge we have reviewed a copy of the Prospectus, which is available on HEI’s website at www.hei.com, and agree to the terms and conditions of the Plan.

Name(s) on Stock Account:		This authorization and appointment is given with the understanding that I/we may withdraw from the Plan pursuant to its terms by notifying HEI in writing.

Signature:

Date:	Telephone No:	Signature: